EXHIBIT 10.1




                         WARRANT CANCELLATION AGREEMENT


     This Warrant Cancellation Agreement (the "Agreement") is made by and between The Quercus Trust (the "Trust") and Entech Solar, Inc., f.k.a. WorldWater & Solar Technologies Corp. (the "Company"), a Delaware corporation, as of February 4, 2009 (the "Effective Date").

                                    RECITALS

     Whereas, the Trust is a holder of in excess of 49 million shares of Common Stock (the "Shares") and warrants (the "Warrants") to purchase: (a) 9 million shares of Common Stock of the Company, such Warrants having an exercise price of $1.815 per share and expiring on March 28, 2013; and (b) 29 million shares of Common Stock of the Company, such Warrants having an exercise price of $1.815 per share and expiring on August 12, 2013. The Warrants do not include other warrants held by the Trust which are exercisable for 2 million shares of Common Stock of the Company, such Warrants having an exercise price of $0.317 and expiring on November 16, 2016.

     Whereas, the Trust has determined that it is in the best interest of the Company, its stockholders and employees for the Trust to cancel the Warrants in consideration of the Company agreeing to amend its 1999 Incentive Stock Option Plan and granting additional options to its employees, directors and consultants on the terms set forth herein;

     Whereas, the Company has determined that it is in the best interests of the Company, its stockholders and its employees to enter into this Agreement.

                                   AGREEMENT

     Now, therefore, in consideration of the foregoing and other valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties hereto agree as follows:

1.      Amendment.  The Company shall amend (the "Amendment") the Company's 1999
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Incentive Plan (the "Plan") to increase the number of shares available for issuance under the Plan by 20 million shares, to extend the term of the Plan until February 4, 2014, and to expand the persons entitled to receive options under the plan to include directors and consultants. Subject to the approval of the amendment by the stockholders, the Warrants should be cancelled.

2.     Grant to Series D Director.  In connection with the cancellation of the
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Warrants, the Trust has requested, and the Board of Directors and the
Compensation Committee of the Company have agreed, at the request of the Trust, to grant to any person not affiliated with the Trust, whom the Trust proposes to nominate as a director pursuant to the Trust's rights as a holder of a majority of the outstanding Series D Convertible Preferred Stock of the Company, options to purchase up to 3,000,000 shares of Common Stock of the Company. Such options shall have terms consistent with options previously granted pursuant to the Plan except that such options shall have a 10 year term, one third of which shall
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vest on the date of shareholder approval of the Amendment and 1/24th of which shall vest on the last day of each month during the period beginning February 1, 2010 and ending January 31, 2012, subject to acceleration in accordance with the terms of the Plan.


3.     Trust Representations.  The Trust represents and warrants to the Company
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as follows:

3.1 The Trust owns the Warrants beneficially and of record, free and clear of any suit, proceeding, call, voting trust, proxy, restriction, security interest, lien or other encumbrance of any kind or nature whatsoever (collectively, a "LIEN") and has full power, authority and capacity to transfer and dispose of all the Warrants free and clear of any Lien. Upon the payment for and delivery of the Warrants as provided in this Agreement, the Company will acquire good and valid title to the Warrants free and clear of any Lien.

3.2 The execution and delivery of this Agreement by the Trust, the consummation of the transaction contemplated hereby, and the compliance with the terms of this Agreement will not conflict with, result in the breach of, or constitute a default under, or require any consent or approval under, any agreement, note, indenture, mortgage, deed of trust or other agreement, lease or instrument to which either Trust is a party or by which it may be bound.


3.3 This Agreement has been duly authorized, executed and delivered by the Trust and constitutes the legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms.

4.     Company's Representations.  The Company represents and warrants to the
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Trust as follows:

4.1 The Company has full power and authority to cancel the Warrants from the Trust in accordance with this Agreement.

4.2 The execution and delivery of this Agreement by the Company, the consummation of the transaction contemplated herein, and the compliance with the terms of this Agreement will not conflict with, result in the breach of, or constitute a default under, or require any consent or approval under, any note, indenture, mortgage, deed of trust or other agreement, lease or instrument to which the Company is a party or by which he may be bound.

4.3 This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.     Miscellaneous.
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     5.1     Successors, Assigns and Transferees.  This Agreement shall be
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             binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, legatees, successors and assigns.

     5.2     Governing Law.  This Agreement shall be governed by and construed
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             in accordance with the laws of the State of Delaware.

     5.3     Counterparts.  This Agreement may be executed in one or more
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             counterparts, by the original parties hereto and any successor in interest, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

     5.4     Severability.  In the event that any one or more of the provisions
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             contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

IN WITNESS WHEREOF, the parties have executed this Warrant Cancellation Agreement as of the date first above written.



                                   Entech Solar, Inc.


                                   By:     /s/ Frank W. Smith
                                           -----------------------
                                   Name:       Frank W. Smith
                                             ---------------------------
                                   Its:        Chief Executive Officer
                                             ---------------------------



                                   The Quercus Trust

                                    /s/David Gelbaum
                                   -------------------------
                                    David Gelbaum, Trustee